Exhibit 10.1

PARTIAL TERMINATION ENDORSEMENT

to the

AMENDED AND RESTATED
QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)

between

AMTRUST INTERNATIONAL INSURANCE, LTD.
Hamilton, Bermuda
(hereinafter referred to as the “Company”)

and

MAIDEN REINSURANCE LTD.
Hamilton, Bermuda
(hereinafter referred to as the “Reinsurer”)

IT IS HEREBY AGREED that, effective as of 12:01 a.m., Eastern Standard Time, January 1, 2019 (the “Effective Time”), the Agreement shall terminate on a cut-off basis solely with respect to the lines of business set forth below.

A.	Terminated Lines of Business

1.	The following lines of business in the Company’s Small Commercial Business and Extended Warranty and Specialty Risk Segments shall terminate on a cut-off basis (the “Terminated Business”):

Small Commercial Business Workers’ compensation;
Small Commercial Business General Liability;
Small Commercial Business Umbrella Liability;
Small Commercial Business Professional Liability, including Cyber Liability; and
U.S. Extended Warranty and Specialty Risk

2.
The Company shall provide the Reinsurer with all reasonably requested documentation necessary to confirm that the lines of business included by the Company within Terminated Business is Terminated Business. The Reinsurer acknowledges that any business ceded by the Company to Swiss Reinsurance America Corporation pursuant to the U.S. Commercial Lines Quota Share Reinsurance Contract effective January 1, 2019 among the Company, its affiliates and Swiss Reinsurance America Corporation is included in Terminated Business.

3.
The Reinsurer shall return the estimated unearned premium net of ceding commission and brokerage in the estimated amount of $480 million (the “Estimated UEP”) to the Company on or before January 3, 2019. The Company shall provide the Reinsurer a reasonably detailed statement showing the Company’s calculation of the Estimated UEP.

4.
The Reinsurer and Company agree that the return of the Estimated UEP shall be effectuated by the transfer from the Reinsurer to the Company of certain of the Reinsurer’s assets in the amount of the Estimated UEP held by the Company in the Trust Account, as defined in Article XXIII of the Agreement, established pursuant to the Reinsurance Trust Agreement dated April 23, 2008 by the Company, as Grantor, Technology Insurance Company, Inc., as beneficiary and JP Morgan Chase Bank, N.A., as Trustee (the “Trust Account”). The Company holds these assets pursuant to Reinsurance Trust Assets Collateral Agreement dated December 1, 2008 between the Reinsurer and the Company, the “Collateral Agreement”). The Reinsurer shall execute any document reasonably required to effectuate the transfer of ownership from the Reinsurer to the Company of assets in the amount of the Estimated UEP which are held by the Company in the Trust Account subject to the Collateral Agreement.

5.
On or before May 30, 2019, the Company shall report (together with detailed documentation to support the calculation) to the Reinsurer the actual unearned premium applicable to the Terminated Business. In the event that actual unearned premium exceeds the Estimated UEP, the Reinsurer shall return to the Company assets in an amount equal to the difference as set forth in Paragraph 4. In the event that the Estimated UEP exceeds the actual unearned premium, the Company shall return the difference to the Reinsurer by designating assets in an amount equal to the difference as Collateral subject to the Collateral Agreement.

6.	In the event of a dispute between the Reinsurer and the Company regarding the actual unearned premium, Article XVI of the Agreement shall apply.

7.
The Reinsurer shall not be liable for Ultimate Net Loss incurred by the Company on or after the Effective Time with respect to the Terminated Business. The Reinsurer and Company shall remain liable to each other with respect to the Terminated Business for all obligations under the Agreement incurred prior to the Effective Time.

B.	Other Covered Business

1.	ARTICLE I – BUSINESS REINSURED is deleted in its entirety and restated as follows:

The Reinsurer, subject to the terms and conditions hereunder and the exclusions set forth herein, agrees to indemnify the Company, as specified in Article V below, for its Ultimate Net Loss which accrues during the term of this Agreement under any and all binders, policies, or contracts of insurance issued by Affiliates (individually, a “Policy” and, collectively, “Policies”) pursuant to an Underlying Reinsurance Agreement to the extent covering the lines of business being ceded hereunder immediately prior to the Effective Time (excluding Terminated Business). Covered Business shall not include any Policy to the extent that the ceding Affiliate’s retention exceeds $5,000,000.

2.	Paragraph C to ARTICLE VI – PREMIUM AND CEDING COMMISSION is amended as follows:

The ceding commission payable by Maiden for Covered Business immediately prior to the Effective Time shall increase by 5 percentage points with respect to in-force Covered Business (excluding Terminated Business) and related unearned Subject Premium as of the Effective Time, and Subject Premium related to Covered Business Policies issued or renewed following the Effective Time.

3.	All other terms and conditions remain in effect.

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officer, have executed this PARTIAL TERMINATION ENDORSEMENT as of the dates set forth below:

AMTRUST INTERNATIONAL INSURANCE, LTD.	MAIDEN REINSURANCE LTD.

By: /s/ Adam Karkowsky	By: /s/ Michael Tait

Dated: 12/31/18	Dated: 12/31/18